Exhibit 99.1

For Release: Tuesday, April 2, 2013, 10 a.m. EDT

GM Reports its Best March Sales in Five Years

Cadillac sales up almost 50 percent on new models

DETROIT - General Motors Co. (NYSE: GM) sold 245,950 vehicles in the United States in March, up 6 percent compared with a year ago. Retail sales increased 4 percent, fleet sales were up 12 percent and the fleet mix was 27 percent of total sales.

“GM delivered its best March sales in five years thanks to a strengthening economy and new products, and we are expecting our third consecutive increase in market share versus last year,” said Kurt McNeil, vice president of U.S. sales operations. “Sales of smaller cars have been robust for some time. Trucks have improved in lockstep with the housing market and the strength of the crossover market signals that America's families are more confident about their financial health.”

March Highlights (vs. 2012)

•	Cadillac was up almost 50 percent; Buick was up 37 percent; GMC was up 12 percent; and Chevrolet sales were essentially equal to a year ago.

•	Crossovers were up 31 percent; trucks, which include pickups, vans and SUVs, were up 2 percent; car sales were down 3 percent; large pickup sales were up 6 percent.

•	Small business sales, which are included in retail sales, were up 32 percent to almost 15,000 deliveries, aided by a stronger housing market.

•
Sales of GM's redesigned mid-size crossovers were up 62 percent. The Chevrolet Traverse was up 54 percent; the GMC Acadia was up 77 percent, and the Buick Enclave was up 55 percent for its best-ever March sales.

•	The all-new Cadillac ATS had its best sales month yet with deliveries of 3,587 units.

•	In its second full month, the all-new Buick Encore had sales of more than 3,000 units, driving a 19 percent increase in GM small and compact crossover sales.

March Highlights	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	173,859	0.5%	118,339	0.2%
GMC	38,333	11.6%	31,619	4.2%
Buick	18,007	37.4%	15,919	25.9%
Cadillac	15,751	49.5%	13,112	27.3%
Total GM	245,950	6.4%	178,989	4.4%

First Quarter Highlights (vs. 2012)

•	GM sales were up 9 percent: retail sales were up 10 percent; fleet sales were up 6 percent, and fleet mix was 26 percent of total sales.

•	Cadillac was up 38 percent; Buick was up 28 percent; GMC was up 14 percent, and Chevrolet was up 5 percent.

•	Crossovers were up 25 percent; trucks were up 10 percent and cars were up slightly.

•	Large pickup trucks were up 21 percent, and combined mini, small and compact cars were up 14 percent.

Q1 Highlights	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	469,704	4.8%	319,921	6.2%
GMC	104,927	14.2%	91,340	14.9%
Buick	47,620	27.5%	43,288	22.4%
Cadillac	42,712	37.9%	38,024	27.4%
Total GM	664,963	9.3%	492,573	10.4%

Inventory	Units @ March 31	Days Supply (selling day adjusted)	Units @ Feb. 28	Days Supply (selling day adjusted)
All Vehicles	743,786	82	742,887	79
Full-size Pickups	239,718	117	234,695	97

Industry Sales	March SAAR (est.)	Calendar Year (est.)
Light Vehicles	15.2 million range	15.0 - 15.5 million range

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	March			(Calendar Year-to-Date) March - March
	2013	2012	%Change Volume	2013	2012	%Change Volume
Enclave	5,676	3,659	55.1	15,812	10,950	44.4
Encore	3,003	—	***.*	4,953	—	***.*
LaCrosse	4,157	4,237	(1.9)	11,372	13,478	(15.6)
Lucerne	2	103	(98.1)	4	828	(99.5)
Regal	1,605	2,609	(38.5)	4,084	7,100	(42.5)
Verano	3,564	2,497	42.7	11,395	4,980	128.8
Buick Total	18,007	13,105	37.4	47,620	37,336	27.5
ATS	3,587	—	***.*	9,750	—	***.*
CTS	2,791	4,485	(37.8)	7,862	12,074	(34.9)
DTS	—	79	***.*	3	236	(98.7)
Escalade	987	1,010	(2.3)	2,690	3,006	(10.5)
Escalade ESV	746	656	13.7	1,846	1,877	(1.7)
Escalade EXT	211	136	55.1	574	394	45.7
SRX	4,368	4,143	5.4	12,856	13,292	(3.3)
STS	—	28	***.*	1	87	(98.9)
XTS	3,061	—	***.*	7,130	—	***.*
Cadillac Total	15,751	10,537	49.5	42,712	30,966	37.9
Avalanche	2,057	2,083	(1.2)	6,259	5,494	13.9
Aveo	—	9	***.*	—	42	***.*
Camaro	8,102	9,292	(12.8)	19,198	21,924	(12.4)
Caprice	241	121	99.2	679	368	84.5
Captiva Sport	4,576	2,670	71.4	12,379	7,220	71.5
Cobalt	—	—	***.*	—	3	***.*
Colorado	560	3,652	(84.7)	2,210	10,056	(78.0)
Corvette	1,053	1,376	(23.5)	2,941	2,932	0.3
Cruze	23,260	21,607	7.7	55,731	57,083	(2.4)
Equinox	20,997	20,064	4.7	58,869	51,577	14.1
Express	6,065	5,878	3.2	15,531	15,667	(0.9)
HHR	—	4	***.*	2	9	(77.8)
Impala	14,766	19,035	(22.4)	44,343	50,377	(12.0)
Malibu	18,539	23,887	(22.4)	49,179	58,550	(16.0)
Silverado-C/K Pickup	39,561	36,491	8.4	116,649	95,638	22.0
Sonic	6,907	8,251	(16.3)	20,109	21,863	(8.0)
Spark	3,538	—	***.*	8,782	—	***.*
Suburban (Chevy)	3,378	3,653	(7.5)	9,415	9,892	(4.8)
Tahoe	7,837	5,626	39.3	16,772	13,833	21.2
Traverse	10,944	7,085	54.5	26,412	21,691	21.8
Volt	1,478	2,289	(35.4)	4,244	3,915	8.4
Chevrolet Total	173,859	173,073	0.5	469,704	448,134	4.8
Acadia	10,006	5,649	77.1	21,822	17,149	27.2
Canyon	154	941	(83.6)	636	3,064	(79.2)
Savana	955	2,074	(54.0)	2,885	5,038	(42.7)
Sierra	13,817	13,849	(0.2)	40,796	34,672	17.7
Terrain	8,454	8,461	(0.1)	26,806	22,196	20.8
Yukon	2,655	1,970	34.8	6,917	6,117	13.1
Yukon XL	2,292	1,393	64.5	5,065	3,648	38.8
GMC Total	38,333	34,337	11.6	104,927	91,884	14.2
GM Vehicle Total	245,950	231,052	6.4	664,963	608,320	9.3
* 27 selling days for the March period this year and 28 for last year.